Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Harbinger Group Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-178587, 333-43223, 333-45568, 333-124693) on Form S-8 and in the registration statement (Nos. 333-176522 and 333-180070) on Form S-3 of Harbinger Group Inc. of our report dated November 27, 2013, with respect to the consolidated balance sheets of Harbinger Group Inc. as of September 30, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, permanent equity, and cash flows for each of the years in the three-year period ended September 30, 2013, and the related financial statement schedule I to IV, and our report dated November 27, 2013 with respect to the effectiveness of internal control over financial reporting as of September 30, 2013, which reports appears in the September 30, 2013 annual report on Form 10‑K of Harbinger Group Inc.
Our report on the consolidating financial statements refers to a change in accounting principle related to the presentation of tax withholdings on share-based payments in the consolidated statements of cash flows.
/s/ KPMG LLP
New York, New York
November 27, 2013